Exhibit 99.1

NEWS RELEASE for May 8, 2008 at 4:05 PM EDT

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS 2008 FIRST QUARTER RESULTS

IRVINE, CA (May 8, 2008) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the first quarter ended March 29, 2008.  Revenues for the 2008 first quarter were $13.1 million compared to $37.5 million for the first quarter ended March 31, 2007.  Gross margin for the first quarter of 2008 improved to 24 percent compared to 15 percent in the year-earlier period.

Net loss for the 2008 first quarter was $584,000, or a $0.03 loss per share, compared to net income in the 2007 first quarter of $631,000, or $0.03 per share.  Fully diluted weighted-average shares outstanding for the 2008 first quarter were 19,820,000, compared to 21,425,000 in the corresponding prior year period.  These results include stock-based compensation expense in the 2008 first quarter of $244,000, compared to $328,000 in the prior year period.

As of March 29, 2008, cash, cash equivalents and investments in marketable securities were $30.4 million, total assets were $57.7 million, working capital was $28.5 million, total long-term debt was $514,000, and stockholders’ equity was $43.8 million.

Chief Executive Officer Chun K. Hong said, “The decline in year-over-year revenues reflects the impact of the dramatic price decline of DRAM ICs since early 2007.  Revenue in the first quarter was also impacted by a ramp down of custom products that have gone end-of-life after a couple years of shipments, as well as a shortage of certain components which resulted in a backlog of unfilled orders.  We have since acquired these components and shipment on the affected products has resumed.  Gross profit and earnings per share were better than expected due to a more profitable mix of high-density products.  Sales and marketing activity is very active indicating a potentially strong second half and we are encouraged by the firming conditions in the DRAM market.”

Outlook for 2008

The Company currently projects that its revenue for the second quarter of 2008 will range from $17 million to $21 million with an accelerating growth pattern in subsequent quarters as planned programs come online.  However, if Netlist encounters adverse developments, such as the significant market price and customer demand deterioration, the risk of not achieving these current expectations will increase.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the first quarter ended March 29, 2008.  The dial-in number for the call is
1-888-713-4216.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Irvine and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; uncertainty of customer demand, including delays in expected qualifications; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 29, 2008, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 29,	March 31,
	2008	2007

Net sales	$13,104	$37,538
Cost of sales(1)	9,973	32,089
Gross profit	3,131	5,449
Operating expenses:
Research and development(1)	1,576	1,067
Selling, general and administrative(1)	3,468	3,704
Total operating expenses	5,044	4,771
Operating income (loss)	(1,913)	678
Other income (expense):
Interest income (expense), net	239	(48)
Other income (expense), net	(91)	1
Total other income (expense), net	148	(47)
Income (loss) before provision (benefit) for income taxes	(1,765)	631
Provision (benefit) for income taxes	(1,181)	—
Net income (loss)	$(584)	$631
Net income (loss) per common share:
Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.03
Weighted-average common shares outstanding:
Basic	19,820	19,624
Diluted	19,820	21,425

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$14	$64
Research and development	23	46
Selling, general and administrative	207	218

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 29,	December 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,906	$7,182
Investments in marketable securities	15,565	15,573
Accounts receivable, net	7,901	12,034
Inventories	3,592	3,333
Income taxes receivable	1,911	708
Deferred taxes	3,128	3,464
Prepaid expenses and other current assets	663	392
Total current assets	41,666	42,686

Property and equipment, net	8,002	8,191
Deferred taxes	1,473	1,065
Long-term investments in marketable securities	5,966	7,814
Other assets	590	600
Total assets	$57,697	$60,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,694	$6,697
Revolving line of credit	3,234	4,872
Current portion of long-term debt	637	740
Current portion of deferred gain on sale and leaseback transaction	118	118
Accrued expenses and other current liabilities	2,477	2,872
Total current liabilities	13,160	15,299
Long-term debt, net of current portion	514	638
Deferred gain on sale and leaseback transaction, net of current portion	196	226
Total liabilities	13,870	16,163

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	68,385	68,109

Accumulated deficit	(24,483)	(23,899)

Accumulated other comprehensive loss	(95)	(37)
Total stockholders’ equity	43,827	44,193
Total liabilities and stockholders’ equity	$57,697	$60,356

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